This Amendment #1 to the Termination and Release Agreement (the "Amendment") is entered into as of July 24, 2020 (the "Effective Date") by and between IQSTEL, Inc., a Nevada corporation (the "Company"), and BHP Capital NY Inc., a New York corporation ("BHP Capital") (collectively the "Parties").

BACKGROUND

A. The Company and BHP Capital are the parties to that certain Termination And Release Agreement (the "Agreement") entered into as of the 10th day of June, 2020, and

B. The Parties desire to amend the Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

<u>True-Up Adjustment</u>. Commencing on each date which is no more than three (3) Trading Days from the execution of this Amendment with respect to the First Installment and from the Issuance of Common Stock as set forth in the Agreement with respect to the "Second Installment" and the "Third Installment" (the "True-Up Exercise Date"), in the event the Common Stock is on the Issuance Date of Shares less than $0.11 per share, BHP Capital shall have the right to deliver a notice to the Company (the "True-Up Notice"), notifying the Company of its obligation to deliver the True-Up Amount (as defined below) to BHP Capital. On each True-Up Exercise Date BHP Capital shall deliver the True-Up Notice to the Company and the Company shall within two (2) business days of BHP Capital's delivery of the True Up Notice, issue to the Investor additional shares of Common Stock equal to the True-Up Amount (as defined below). The "True-Up Amount" shall mean an amount equal to (a) $0.11 minus (b) the lowest one day VWAP for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the True-Up Exercise Date (the "True-Up Exercise Price") multiplied by (c) the amount of Shares delivered in the Installment as set forth in the Agreement divided by (d) the True-Up Exercise Price. The shares of Common Stock comprising the True-Up Amount shall be referred to herein as the "True-Up Shares". Accordingly, the True-Up Shares, if required to be issued pursuant to the Agreement, shall be issued in accordance with such beneficial ownership limitations, and in successive installments if required to comply with such beneficial ownership limitations (each an "Additional Installment"). The Company shall issue each Additional Installment within two (2) business days of the request by BHP Capital. Additionally, in the event of a reverse stock split by the Company any fractional shares held by BHP Capital shall be rounded up to the nearest whole share.

This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. Except as specifically modified hereby, all of the provisions of the Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

iQSTEL Inc.

By________________________________
Printed Name: Leandro Iglesias
Title: CEO

BHP Capital NY Inc.

By________________________________
Printed Name: Bryan Pantofel
Title: President